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                     June 29, 2022

       Dave Davis
       Chief Financial Officer
       Sun Country Airlines Holdings, Inc.
       2005 Cargo Road
       Minneapolis, Minnesota 55450

                                                        Re: Sun Country
Airlines Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Form 10-K/A for
Fiscal Year Ended December 31, 2021
                                                            Form 8-K filed May
5, 2022
                                                            File No. 001-40217

       Dear Mr. Davis:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation